EXHIBIT 10.8
November 21, 2005
Andrew Greenhalgh
[INTENTIONALLY OMITTED]
[INTENTIONALLY OMITTED]
Dear Dru:
WebSideStory is pleased to offer you the position of Vice President/General Counsel reporting to Jeff Lunsford, President and CEO. Our offer is based on the following terms and conditions:
•	A start date of December 19, 2005.

•	A bi-weekly salary in the amount of $7,692.30 ($200,000 on an annual basis.)

•	Eligibility for a $50,000 annual bonus in 2006. Details of the 2006 bonus plan will be provided in January of 2006.

•	Nonqualifying stock options (NSOs) to purchase 40,000 shares of the Company’s common stock, vesting over 4 years with the first 25% not vesting until your first anniversary with the Company. These options will be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan.

•	A change-in-control agreement substantially in the form of exhibit A.
You are also eligible to participate in WebSideStory’s benefit plans including medical, dental, life, and disability insurance. You will receive two weeks of accrued vacation for the first two years of employment, accelerating to three weeks of vacation accrual the third year of employment. Additionally, WebSideStory offers an on-site fitness center, tuition reimbursement, 401(k) plan, credit union, and other attractive benefits. Further information about the Company’s benefits will be provided to you on your first day.
Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at WebSideStory.
Additionally, a condition of this offer and of your employment with WebSideStory is the maintenance of the confidentiality of WebSideStory’s proprietary and confidential information and compliance with the Company’s policies and procedures as set forth in its Employee Handbook. Accordingly, you will be required to execute the Company’s Employee Confidentiality and Inventions Agreement and the Employee Handbook on your first day of employment.
If you wish to accept our offer of employment, please sign and return the enclosed copy of this letter in the enclosed envelope to me (or, confidential fax: 858-546-0697.) Your signature below will indicate your understanding that no other promises or representations have been
WebSideStory, Inc. 10182 Telesis Court, San Diego, CA 92121 | [P] 858.546.0040 | [F] 858.546.0480

made to you and that you understand that you will be an at-will employee. Either party may end the relationship at any time. This offer is not a contract of employment, and the terms of employment are subject to change.
We are excited to have you join WebSideStory and know that it will be a mutually rewarding working relationship.
Very truly yours,

/s/ SHERYL ROLAND

Sheryl Roland
Vice President, Human Resources
Acceptance
I have read, understand, and accept the foregoing terms and conditions of my offer of employment. I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the “at-will” term of my employment (i.e., my right and WebSideStory’s right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified except in writing signed by me and the President/CEO of WebSideStory. I understand and agree that any contrary representation or agreements, which may have been made to me, are superseded by this offer and my acceptance of the same.
     Approved and accepted:

/s/ ANDREW GREENHALGH
Andrew Greenhalgh
WebSideStory, Inc. 10182 Telesis Court, San Diego, CA 92121 | [P] 858.546.0040 | [F] 858.546.0480

EXHIBIT A
CHANGE IN CONTROL AGREEMENT
[INTENTIONALLY OMITTED]
WebSideStory, Inc. 10182 Telesis Court, San Diego, CA 92121 | [P] 858.546.0040 | [F] 858.546.0480